UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 25, 2016

Monster Beverage Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-18761	47-1809393
(Commission File Number)	(IRS Employer Identification No.)

1 Monster Way

Corona, California 92879
(Address of principal executive offices and zip code)

(951) 739 - 6200
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 25, 2016, Monster Beverage Corporation (the “Company”) issued a press release relating to its financial results for the year and fourth quarter ended December 31, 2015, a copy of which is furnished as Exhibit 99.1 hereto. The press release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of the Company’s Annual Report on Form 10-K.

On February 25, 2016, the Company will conduct a conference call at 2:00 p.m. Pacific Time. The call will be open to interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Item 8.01 Other Events.

On February 25, 2016, the Company disclosed the information set forth below.

Authorization of Capital Return

In the press release issued on February 25, 2016, the Company also announced that its Board of Directors has authorized a share repurchase program of up to $1.75 billion of the Company’s outstanding common stock.  In addition, there is approximately $250 million available under the previously authorized $500 million share repurchase program.  The Company expects to return capital in 2016 to its shareholders pursuant to share repurchases, which may be effected pursuant to open market transactions, a “modified Dutch auction” tender offer, accelerated share repurchase, privately negotiated transactions or otherwise, subject to applicable laws, regulations and approvals.  The timing of the repurchases or “modified Dutch auction” tender offer will depend on a variety of factors, including market conditions, and the repurchase may be suspended or discontinued at any time.

The information in this Item 8.01 does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 Press Release dated February 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monster Beverage Corporation

Date: February 25, 2016	/s/ Hilton H. Schlosberg
Hilton H. Schlosberg
Vice Chairman of the Board of Directors,
President and Chief Financial Officer